                                                                   EXHIBIT 4.1


This Security Has Not Been Registered Under The Securities Act Of 1933, As Amended, or any State Securities Laws. It May Not Be Sold or Offered for Sale Except Pursuant To An Effective Registration Statement Under Said Act and any Applicable State Securities Law Or An Applicable Exemption From Such Registration Requirements.

NO. 1                                                                $7,500,000

DATED:  FEBRUARY 2, 2000

                         U.S. PLASTIC LUMBER CORPORATION

                  5% CONVERTIBLE DEBENTURE DUE FEBRUARY 2, 2005

         THIS DEBENTURE ("Debenture") is one of a duly authorized issue of Debentures of U.S. PLASTIC LUMBER CORPORATION, a corporation duly organized and existing under the laws of the State of Nevada (the "Company"), designated as the Company's 5% Convertible Debentures Due February 2, 2005, in an aggregate principal amount of Seven Million Five Hundred Thousand U.S. Dollars (U.S.$7,500,000) (the "Debenture").

         FOR VALUE RECEIVED, the Company promises to pay to HALIFAX FUND, L.P., the initial holder hereof, or its order (including successors-in-interest, the "Holder"), the principal sum of SEVEN MILLION FIVE HUNDRED THOUSAND U.S. DOLLARS (U.S.$7,500,000) on February 2, 2005 (the "Maturity Date") and to pay interest on the principal sum outstanding under this Debenture ("Outstanding Principal Amount"), at the rate of 5% per annum payable quarterly in arrears on the first day of January, April, July and October of each year (each an "Interest Payment Date"), with the first such payment due on April 1, 2000. Interest shall accrue daily commencing on the date hereof and shall continue until payment in full of all amounts due under this Debenture. The interest so payable will be paid to the person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of the Debenture (the "Debenture Register"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Convertible Debenture Purchase Agreement dated as of February 2, 2000 between the Company and the Holder (the "Purchase Agreement") or the Registration Rights Agreement dated as of February 2, 2000 between the Company and the Holder (the "Registration Rights Agreement").

         The principal of, interest on, and default payments (referred to below) in respect of this Debenture are payable in such coin or currency of the United States as of the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder hereof from time to time; PROVIDED, HOWEVER, that, in lieu of paying such interest in coin or currency, the Company may, at its option (provided it gives at least fifteen (15) business days notice prior to an Interest Payment Date), pay interest on this Debenture for any Interest Payment Date by adding the amount thereof to the Outstanding Principal Amount due under this Debenture ("PIK Interest"), pursuant to an irrevocable statement in the form of Exhibit 2 hereto ("PIK Statement") delivered at least fifteen (15) business days prior to the Interest Payment Date on which the Company plans to pay such PIK Interest and effective for such



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Interest Payment Date only. If neither the cash interest due hereunder is paid when due, nor the PIK Statement delivered, to the Holder as provided above, the Company shall no longer have the right to choose the PIK Interest option on that Interest Payment Date or any future Interest Payment Dates and the Holder may elect either cash interest or PIK Interest hereunder at its option. Any PIK Interest when so added to the Outstanding Principal Amount due under this Debenture shall, for all purposes of this Debenture, be deemed to have been part of the principal indebtedness originally evidenced by this Debenture including, without limitation, for purposes of determining interest payable hereunder after the applicable Interest Payment Date for which such PIK Statement is delivered by the Company and amounts convertible into Common Shares hereunder after the applicable Interest Payment Date for which such PIK Statement is delivered by the Company.

         The Company will pay any principal due and all accrued and unpaid interest due upon this Debenture to the person that is the Holder of this Debenture on the records of the Company as of the applicable Interest Payment Date and addressed to such Holder at the last address appearing on the Debenture Register.

         The Outstanding Principal Amount and interest due hereunder shall bear interest, from and after the 31st day following the occurrence and during the continuance of an Event of Default hereunder, at the rate equal to the lower of the Citibank Prime Rate per annum plus six (6%) percent or the highest rate permitted by law; PROVIDED that the interest rate of this Debenture shall not be reduced below 5% as a result of this provision.

         Additional cash payments (referred to as "default payments") may be required pursuant to the Registration Rights Agreement if there occurs an "Interfering Event" (as defined therein). Such default payments, if not paid in cash when due, may be treated by the Holder in its sole discretion as being added to the Outstanding Principal Amount due under this Debenture.

         Subject to applicable law, any interest otherwise payable that is not paid for any applicable period because it would exceed the highest rate permitted by law shall become payable whenever the payment thereof, together with other interest due for any such subsequent period, would not exceed such highest legal rate.

         The Holder of this Debenture is entitled to certain rights and remedies pursuant to the Purchase Agreement and Registration Rights Agreement, including without limitation provisions requiring mandatory redemption of the Debenture. This Debenture does not provide voting rights to the Holder.

         This Debenture is subject to the following additional provisions:

         1. DENOMINATION. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange.



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         2.       TRANSFERS. This Debenture may be transferred or exchanged in the United States only in compliance with the Securities Act of 1933, as amended (the "Act") and applicable state securities laws, or applicable exemptions therefrom. Prior to due presentment for transfer of this Debenture, the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided, whether or not this Debenture is overdue.

         3. DEFINITIONS. For purposes hereof the following definitions shall apply:

                  "ADJUSTABLE PRICES" shall have the meaning set forth in
Section 9(a).

                  "ADJUSTMENT EVENT" shall have the meaning set forth in Section 5(d).

                  "CHANGE IN CONTROL TRANSACTION" shall mean the occurrence of
(x) any consolidation or merger of the Company with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred through a merger, consolidation, tender offer or similar transaction, or (y) any person (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), together with its affiliates and associates (as such terms are defined in Rule 405 under the Act), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Company's voting power.

                  "CLOSING DATE" shall mean the date of original issuance of this Debenture.

                  "COMMON STOCK" shall mean the common stock, par value $0.0001, of the Company.

                  "CONVERSION NOTICE" shall have the meaning set forth in
Section 5(e).

                  "CONVERSION PRICE" shall have the meaning set forth in Section 5(c).

                  "CONVERSION RATE" shall have the meaning set forth in Section 5(b).

                  "FIXED PRICE" shall have the meaning set forth in Section 5(c)(i).

                  "FLOATING PRICE" refers to the lowest trading price utilized in the calculation of the Conversion Price under Section 5(c)(ii).

                  "FLOATING REFERENCE PERIOD" refers to the four (4) Trading Day period referred to in Section 5(c)(ii).

                  "FLOATING REFERENCE PRICE" refers to any of the trading prices calculated in the computation of the Floating Price set forth in Section 5(c)(ii).



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                  "FORCED CONVERSION DATE" shall mean the Maturity Date, without taking into consideration any acceleration thereof by reason of default, required redemption, or otherwise. The Forced Conversion Date shall be subject to deferral as provided for herein and in the Registration Rights Agreement.

                  "HOLDER CONVERSION DATE" shall have the meaning set forth in
Section 5(e).

                  "INITIAL PRICE" shall mean, with respect to the Common Stock, $8.775.

                  "MARKET PRICE FOR SHARES OF COMMON STOCK" shall mean the price of one share of Common Stock determined as follows:

                  (i) If the Common Stock is listed on NASDAQ, the closing bid price on the date of valuation;

                  (ii) If the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, the closing bid price on such exchange on the date of valuation;

                  (iii) If neither (i) nor (ii) apply but the Common Stock is quoted in the over-the-counter market, another recognized exchange, on the pink sheets or bulletin board, the lesser of (A) the lowest sales price or (B) the mean between the last reported "bid" and "asked" prices thereof on the date of valuation; and

                  (iv) If neither clause (i), (ii) or (iii) above applies, the market value as determined by a nationally recognized investment banking firm or other nationally recognized financial advisor retained by the Company for such purpose, taking into consideration, among other factors, the earnings history, book value and prospects for the Company, and the prices at which shares of Common Stock recently have been traded. Such determination shall be conclusive and binding on all persons.

                  "MINIMUM FLOATING CONVERSION PRICE" shall have the meaning set forth in Section 5(c).

                  "RESTRICTED OWNERSHIP PERCENTAGE" shall have the meaning set forth in Section 12.

                  "TRADING DAY" shall mean a day on which the Common Stock is traded on the NASDAQ or principal exchange on which the Common Stock has been listed (or any similar organization or agency succeeding such market or exchange's functions of reporting prices).

         4. CHANGE IN CONTROL, ETC. If at any time there occurs any Change in Control Transaction, Holder shall be entitled, at its sole option, to have the Company redeem this Debenture in whole or in part at a redemption price equal to 130% of the Outstanding Principal Amount of this Debenture plus all accrued but unpaid interest and penalties on this Debenture. Such Holder shall be entitled to make such election at any time after commencement and up to 10 days after the effective date of the Change in Control Transaction. For purposes


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of this Section 4, the commencement date shall be the day upon which the Change in Control Transaction was publicly announced.

         5. CONVERSION AT THE OPTION OF THE HOLDER. The Holder of this Debenture shall have the following conversion rights.

                        (a) HOLDER'S RIGHT TO CONVERT. This Debenture shall be convertible at any time, in whole or in part, at the option of the Holder hereof, into fully paid, validly issued and nonassessable shares of Common Stock. If this Debenture is converted in part, the remaining portion of this Debenture not so converted shall remain entitled to the conversion rights provided herein.

                        (b) CONVERSION PRICE FOR HOLDER CONVERTED SHARES. The Outstanding Principal Amount of this Debenture that is converted into shares of Common Stock at the option of the Holder shall be convertible into the number of shares of Common Stock which results from application of the following formula:

                                    P + I + D
                         ------------------------------
                                Conversion Price

         P = Outstanding Principal Amount of this Debenture submitted for conversion
         I = accrued but unpaid interest (not previously added to principal)
             on P as of the Holder Conversion Date
         D = default payments (not previously added to principal) on P as of the Holder Conversion Date

                           The number of shares of Common Stock into which each
$1,000 principal amount of this Debenture hereto may be converted pursuant to this paragraph hereof is hereafter referred to as the "Conversion Rate."

                        (c) CONVERSION PRICE. Subject to adjustments pursuant to Section 9, this Debenture will have a conversion price (the "Conversion Price") equal to the lesser of (i) $9.6525 (such price, as adjusted in accordance with Section 9 of this Debenture, Section 3.9 of the Purchase Agreement and Section 2(b)(i) of the Registration Rights Agreement, shall be referred to herein as the "Fixed Price") or (ii) the Floating Price, which shall be equal to the lowest trading price of the Common Stock on the principal trading market for such Common Stock (which is currently the Nasdaq National Market) during the four (4) Trading Days prior to but not including the Holder Conversion Date; PROVIDED that the Floating Price shall not be less than $8.25, subject to adjustment pursuant to Section 9 of this Debenture, Section 3.9 of the Purchase Agreement and Section 2(b)(i) of the Registration Rights Agreement (hereinafter, the "Minimum Floating Conversion Price").



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                        (d)   ADJUSTMENTS TO FLOATING REFERENCE PRICES. In the
event that during the Floating Reference Period provided for above, the Company shall pay any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split (each such Company action shall be referred to herein as an "Adjustment Event"), then each Floating Reference Price prior to the date of such Adjustment Event shall be proportionately decreased or increased, as appropriate, to give effect to such event.

                        (e) MECHANICS OF CONVERSION. In order to convert this Debenture (in whole or in part) into full shares of Common Stock, the Holder (i) shall give written notice in the form of EXHIBIT 1 hereto (the "Conversion Notice") by facsimile to the Company at such office that the Holder elects to convert the principal amount (plus accrued but unpaid interest and default payments) specified therein, which such notice and election shall be revocable by the Holder at any time prior to its receipt of the Common Stock upon conversion, and (ii) as soon as practicable after such notice, shall surrender this Debenture, duly endorsed, by either overnight courier or 2-day courier, to the principal office of the Company; PROVIDED, HOWEVER, that the Company shall not be obligated to issue certificates evidencing the shares of the Common Stock issuable upon such conversion unless either the Debenture evidencing the principal amount is delivered to the Company as provided above, or the Holder notifies the Company that such Debenture(s) have been lost, stolen or destroyed and promptly executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such lost, stolen or destroyed Debentures. If a Holder is converting less than the maximum number of shares it may convert under its Debenture, the Company shall reissue the Debenture with the appropriate remaining principal amount as soon as practicable after the Company shall have received the Holder's surrendered Debenture.

                              The Company shall issue and deliver within one
business day of the delivery to the Company of such Conversion Notice, to such Holder of Debenture(s) at the address of the Holder, or to its designee, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid, together with a calculation of the Conversion Rate and a Debenture or Debentures for the principal amount of Debentures not submitted for conversion. The date on which the Conversion Notice is given (the "Holder Conversion Date") shall be deemed to be the date the Company received by facsimile the Conversion Notice, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                              In lieu of delivering physical certificates
representing the Common Shares issuable upon conversion of Debentures or the Warrant Shares (as defined in the Purchase Agreement) deliverable upon exercise of Warrants (as defined in the Purchase Agreement), provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Shares and Warrant Shares issuable upon conversion or exercise to the Holder, by crediting the account of Holder's prime broker with



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DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery described above shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The conversions pursuant to Sections 5 and 6 shall be deemed to have been made immediately prior to the close of business on the Holder Conversion Date. The person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Holder Conversion Date.

         6.       CONVERSION UPON MATURITY.

                  (a) At the Forced Conversion Date, the Outstanding Principal Amount of, and all accrued and unpaid interest on, and default payments and all other amounts owing under, all Debentures outstanding at such time shall be automatically converted into Common Stock of the Company in accordance with the terms of the Debentures, the Purchase Agreement and the Registration Rights Agreement, without notice; PROVIDED, however, that such conversion will be subject to the limitations on a Holder's right to convert as set forth in
Section 12 below; and, PROVIDED FURTHER that the Forced Conversion Date shall be deferred for such number of days as is equal to 1.5 times the number of days (A) there is not Effective Registration (as defined in the Purchase Agreement), but not including the first 90 days after the Prior Closing Date (as defined in the Registration Rights Agreement); (B) there is not a sufficient amount of shares of Common Stock available for conversion of all outstanding Debentures; (C) for any other reason there is a default in the obligations of the Company under this Debenture, the Purchase Agreement or the Registration Rights Agreement; or (D) there is a suspension, restriction or limitation in the ability of holders of Debentures to sell shares of Common Stock received upon conversion of Debentures under the Registration Statement and prospectus for any reason. The portion of the Outstanding Principal Amount of the Debenture that may not be converted by reason of such Section 12 limitation shall be paid to the Holder by the Company in cash in an amount equal to 110% of the sum of (i) the Outstanding Principal Amount and (ii) accrued but unpaid interest and default payments ("Cash Payment").

                  The Company shall issue and deliver within T+3 after delivery to the Company of this Debenture, or after receipt of the agreement and indemnification described in Section 5(e) above, to the Holder of the Debenture at the address of the Holder, or to its designee, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled hereunder, together with any Cash Payment and a calculation of the Conversion Rate. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Forced Conversion Date. The Forced Conversion Date shall be a "Holder Conversion Date" for purposes of this Debenture.

                  (b) Notwithstanding the preceding subparagraph (6)(a), no holder of Debentures shall be obligated to convert any Debentures held by such Holder on the Forced Conversion Date unless and until each of the following conditions has been satisfied or exists, each of which shall be a condition precedent to any such automatic conversion:



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                        (i)   no material default or breach exists, and no event
                  shall have occurred which constitutes (or would constitute with notice or the passage of time or both) a material default or breach of the Purchase Agreement, the Registration Rights Agreement, any Warrant or this Debenture;

                        (ii) none of the events described in clauses (i) through (iv) of Section 2(b) of the Registration Rights Agreement shall have occurred and be continuing;

                        (iii) Effective Registration (as defined in the Purchase
                  Agreement) has occurred and is continuing and has continuously existed for the prior 60 consecutive trading days;

                        (iv) the Company (and its direct and indirect subsidiaries on a consolidated basis) has assets with a net realizable fair market value exceeding its liabilities and is able to pay all its debts as they become due in the ordinary course of business, and the Company is not and has not been subject to any liquidation, dissolution or winding up of its affairs; and

                        (v) each Holder of Debentures shall have received a certificate from an appropriate executive officer of the Company certifying that each of the foregoing conditions precedent exist or have been satisfied.

Such automatic conversion shall be subject to and governed by all the provisions relating to voluntary conversion of the Debentures contained herein.

         7.       FORCED CONVERSION.

                  (a) At any time commencing three (3) months after Effective Registration first exists, if the closing bid price of the Common Stock on its principal market (assuming such market is an Approved Market as defined in the Purchase Agreement) is at least 175% of the Fixed Price for twenty (20) consecutive Trading Days ("Pre-Notice Period"), the Company may require the Holder to deliver a Conversion Notice for this Debenture. To exercise such right, the Company must deliver a notice to that effect ("Notice of Forced Conversion") at least twenty (20) Trading Days prior to the date fixed for conversion (the "Post-Notice Period").

                  (b) A Notice of Forced Conversion shall only be effective if:

                        (i) Effective Registration existed during the entire Pre-Notice Period and Post-Notice Period;

                        (ii) the provisions of Clauses (i) and (v) of Section 6(b) above have been satisfied; and

                        (iii) conversion by the Holder will not exceed the limits on a Holder's right to convert under Section 14 below. The portion of the Outstanding Principal Amount that may not be converted by reason of such Section 14 shall be paid to the Holder in cash as provided in Section 6(a) for the Cash Payment.



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         8.       HOLDER PUT OPTION.

                  (a) In the event that the closing bid price of the Common Stock on its principal market is less than the Minimum Floating Conversion Price for ten (10) consecutive Trading Days after the first anniversary of the Closing, the Holder may put to the Company an option (the "Company Option"), which shall be in writing (the "Put Notice"), to elect to (i) repurchase this Debenture (or any portion thereof as selected by Holder) for a cash price equal to 110% of the Outstanding Principal Amount to be repurchased plus all accrued but unpaid interest or (ii) have the Minimum Floating Conversion Price permanently re-set to zero. The Put Notice shall indicate whether the Holder seeks to have all or a portion of the Debenture repurchased and shall set the date for the Company's repurchase of this Debenture (or such portion thereof), which shall be at least 20 Trading Days after the date of the Put Notice (the "Repurchase Date").

                  (b) Within three (3) Trading Days of its receipt of the Put Notice, the Company must respond to the Put Notice by providing written notice ("Company Notice") to the Holder of its election. If the Company opts to repurchase this Debenture (or such portion thereof as indicated in the Put Notice), the repurchase shall occur on the Repurchase Date at the offices of Holder's counsel. The Holder may continue to exercise its conversion rights under the Debenture until the Repurchase Date, and thereafter, until the Company pays for the Debenture as set forth below. If the Company opts to have the Minimum Floating Conversion Price permanently re-set to zero, same shall be deemed to have occurred as of the date of the Put Notice, and for the four (4) Trading Days immediately following the receipt of the Company Notice (or the expiration of the three (3) Trading Day period for delivery of such Company Notice), the Conversion Price shall be computed as if the Floating Price was the lowest trading price of the Common Stock during the Trading Days commencing with the date of the Put Notice and expiring on the date of the Conversion Notice. If the Company does not respond to the Put Notice within three (3) Trading Days of its receipt thereof, then the Company shall be deemed to have opted to have the Minimum Floating Conversion Price permanently re-set to zero.

                  (c) If the Company opts to repurchase the Debenture (or such portion thereof as indicated in the Put Notice), but fails to pay for same in full on the Repurchase Date in immediately available funds, then (i) the Minimum Floating Conversion Price shall be permanently re-set to zero as of the date of the Put Notice; and (ii) the Company shall be obligated to repurchase this Debenture (or such portion thereof) in accordance with the Put Notice and (iii) the Holder may, but shall not be obligated to, rescind, in whole or in part, its put to the Company of the Company Option, at any time and from time to time, prior to the repurchase by the Company, if any, of the Debenture (or such portion thereof) pursuant to this Section 8.

                  (d) If the Company opts to repurchase the Debenture (or such portion thereof as indicated in the Put Notice), but fails to pay for same in full on the Repurchase Date in immediately available funds, then, for the four
(4) Trading Days following the Repurchase Date, the Holder shall have, in addition to the conversion rights otherwise set forth in this Debenture, the special option to convert (the "Special Conversion Option") the Debenture (or any portion thereof as selected by Holder) at the "Special Conversion Price" (as defined below). At the Holder's option, the Holder shall exercise its Special Conversion Option by providing the Company with a Conversion Notice in accordance with Section 5 hereof and indicating on such Conversion Notice that the Holder is exercising its Special Conversion Option hereunder. The "Special



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Conversion Price" shall be equal to the Conversion Price except that, for the purpose of determining the Special Conversion Price, the Floating Price shall be equal to the lowest trading price of the Common Stock on the principal trading market for such Common Stock from the date of the Put Notice through the date of the relevant Conversion Notice. This Special Conversion Option shall be in addition to, and not in lieu of, any other rights or remedies available to the Holder. If the Holder exercises its Special Conversion Option in accordance with this Section 8(d), except as expressly provided herein to the contrary, the conversion shall occur in accordance with the provisions of Section 5.

         9.       STOCK SPLITS; DIVIDENDS; ADJUSTMENTS; REORGANIZATIONS.

                  (a) If the Company, at any time while the Debentures are outstanding, (i) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including investments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock, (ii) issue any securities payable in shares of Common Stock, (iii) subdivide the outstanding shares of Common Stock into a larger number of shares,
(iv) combine outstanding shares of Common Stock into a smaller number of shares, the Fixed Price and Minimum Floating Conversion Price ("Adjustable Prices") shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 9(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of an issuance, a subdivision or a combination.

                  (b) In the event that the Company issues or sells any Common Stock or securities which are convertible into or exchangeable for its Common Stock or any convertible or exchangeable securities, or any warrants or other rights to subscribe for or to purchase or any options for the purchase of its Common Stock or any such convertible or exchangeable securities (other than shares or options issued (i) pursuant to the Company's employee or director option plans or shares issued upon exercise of options, warrants or rights outstanding on the date of the Purchase Agreement and listed in the Company's most recent periodic report filed under the Exchange Act and (ii) as compensation in connection with arrangements with consultants and promoters of the Common Stock) at an effective purchase price per share which is less than either or both of the Adjustable Prices then in effect, then the Adjustable Price or Prices in effect immediately prior to such issue or sale shall be reduced effective concurrently with such issue or sale to an amount determined by multiplying such applicable Adjustable Price then in effect by a fraction,
(x) the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Company for such additional shares would purchase at such Adjustable Price then in effect; and (y) the denominator of which shall be the number of shares of Common Stock of the Company outstanding immediately after such issue or sale.



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                  For the purposes of the foregoing adjustment, in the case of the issuance of any convertible or exchangeable securities, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock ("Exchangeable Securities"), the maximum number of shares of Common Stock issuable upon exercise, conversion or exchange of such Exchangeable Securities shall be deemed to be outstanding, provided that no further adjustment shall be made upon the actual issuance of Common Stock upon exercise, exchange or conversion of such Exchangeable Securities.

                  (c) If the Company, at any time while the Debentures are outstanding, shall distribute to all holders of Shares of Common Stock evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Section 9(b) above) then in each such case each of the Adjustable Prices thereafter shall be determined by multiplying the applicable Adjustable Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution by a fraction of which the denominator shall be the Market Price for Shares of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Market Price for Shares of Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; PROVIDED, however that in the event of a distribution exceeding 25% of the net assets of the Company, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent chartered accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the Board of Directors and Holders of a majority in interest of the Debentures. In either case the adjustments shall be described in a statement provided to all holders of Debentures of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one outstanding share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

                  (d) (1) In the event that at any time or from time to time after the Closing Date, the Common Stock issuable upon the conversion of the Debentures is changed into the same or a different number of shares of any class or classes of stock, whether by merger, consolidation, recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or reorganization provided for elsewhere in this Section 9), then and as a condition to each such event provision shall be made in a manner reasonably acceptable to the Holders of Debentures so that each Holder of Debentures shall have the right thereafter to convert such Debenture into the kind of stock receivable upon such recapitalization, reclassification or other change by holders of shares of Common Stock, all subject to further adjustment as provided herein. In such event, the formulae set forth herein for conversion and redemption shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock (applying the same factors used in determining the Fixed Price) issued in connection with the above described transaction.

                           (2) If at any time or from time to time after the
Closing Date there is a capital reorganization of the Common Stock, including by way of a sale of all or substantially all of the assets of the Company (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 9), then, as a part of and a condition to such reorganization, provision shall be made in a manner reasonably acceptable to the Holders of the Debentures so that the Holders of the Debentures shall thereafter be entitled to receive upon conversion of the Debentures the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 9 with respect to the rights of the Holders of the Debentures after the reorganization to the end that the provisions of this Section 9 shall be applicable after that event and be as nearly equivalent as may be practicable, including, by way of illustration and not limitation, by equitably adjusting the formulae set forth herein for conversion and redemption to reflect the market price of the securities or property (applying the same factors used in determining the Market Price for Shares of Common Stock) issued in connection with the above described transaction.

                  (e) If at any time during the period ending twelve (12) months after the Closing Date, the Company sells or agrees to sell (including pursuant to a letter of intent, term sheet, or similar means) shares of Common Stock or securities or options convertible into, exercisable for, or exchangeable for, shares of Common Stock (other than (i) a sale pursuant to a bona fide registered public offering of shares of Common Stock by the Company conducted on the basis of a firm commitment underwriting raising at least $10,000,000 and (ii) shares or options issued (x) pursuant to the Company's employee, director or consultant stock option plans and (y) as compensation in connection with arrangements with consultants and promoters of the Common Stock), then, if the effective or maximum sales price of the shares of Common Stock with respect to such transaction (including the effective or maximum conversion exercise or exchange price) ("Other Price") is less than the Fixed Price of the Debentures at such time, the Company, at the option of a holder exercised by written notice to the Company, shall adjust the Fixed Price applicable to the Debentures of such holder not yet converted in form and substance reasonably satisfactory to such holder of Debentures so that the conversion price applicable to those Debentures shall, in no event, be greater, after giving effect to all other adjustments contained therein, than the Other Price.

                  (f) Whenever any element of the Conversion Price is adjusted pursuant to Section 9(a), (b), (c), (d) or (e), the Company shall promptly mail to each Holder of the Debentures, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

                  (g) In the event of any taking by the Company of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible or exchangeable into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall deliver to each Holder of Debentures at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

         10. FRACTIONAL SHARES. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issuable hereunder. The number of shares of Common Stock that are issuable upon any conversion shall be rounded up to the nearest whole share.

         11.      RESERVATION OF STOCK ISSUABLE UPON CONVERSION.

                  (a) RESERVATION REQUIREMENT. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of the Debentures as herein provided, free from preemptive rights or any other present or contingent purchase rights of persons other than the Holders of the Debentures, 200% of the maximum number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of Sections 5 and 9 hereof) upon the conversion of all of the Debentures pursuant hereto. The Company covenants that all shares of Common Stock that shall be so issuable shall upon issue, be duly and validly authorized, issued and fully paid and nonassessable. Without in any way limiting the foregoing, so long as any Debentures remain outstanding the Company agrees to reserve and at all times keep available solely for purposes of conversion of Debentures such number of authorized but unissued shares of Common Stock that is set forth in the Purchase Agreement.

                  (b) DEFICIENCY. If the Company does not have a sufficient number of shares of Common Stock available to satisfy the Company's obligations to a Holder of Debentures upon receipt of a Conversion Notice or is otherwise unable to issue such shares of Common Stock in accordance with the terms of this Agreement such Holder shall be entitled to the rights and remedies set forth in the Registration Rights Agreement.

         12. NO REISSUANCE OF THE DEBENTURE. No Debentures acquired by the Company by reason of redemption, purchase, exchange or otherwise shall be reissued, and all such Debentures shall be retired.

         13. NO IMPAIRMENT. The Company shall not intentionally take any action which would impair the rights and privileges of the Debentures set forth herein or the Holders thereof.

         14.      LIMITATIONS ON HOLDER'S RIGHT TO CONVERT.

                  (a) Notwithstanding anything to the contrary contained herein, no Debenture may be converted to the extent that, after giving effect to shares of Common Stock to be issued pursuant to a Conversion Notice, the total number of shares of Common Stock deemed beneficially owned by such Holder (other than by virtue of the ownership of Debentures or ownership of other securities that have limitations on a Holder's rights to exchange, convert or exercise similar to those limitations set forth herein), together with all shares of Common Stock deemed beneficially owned by the holder's "affiliates" (as defined in Rule 144 of the Act) that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act of 1934, as amended, exists (an "aggregation party"), would exceed 9.9% (the "Restricted

Ownership Percentage") of the total issued and outstanding shares of the Company's Common Stock; PROVIDED that (w) each holder shall have the right at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Company, (x) each Holder shall have the right at any time and from time to time, to increase its Restricted Ownership Percentage and otherwise waive in whole or in part the restrictions of this Section 14(a) upon 61 days' prior notice to the Company or immediately in the event of the announcement of a pending or proposed Change in Control Transaction, (y) each holder can make subsequent adjustments pursuant to (w) or (x) any number of times from time to time (which adjustment shall be effective immediately if it results in a decrease in the percentage or shall be effective upon 61 days' prior written notice or immediately in the event of the announcement of a pending or proposed Change in Control Transaction if it results in an increase in the percentage) and (z) each Holder may eliminate or reinstate this limitation at any time and from time to time (which elimination will be effective upon 61 days' prior notice and which reinstatement will be effective immediately). Without limiting the foregoing, in the event of the announcement of a pending or proposed Change in Control Transaction, any Holder may reinstate immediately (in whole or in part) the requirement that any increase in its Restricted Ownership Percentage be subject to 61 days' prior written notice, notwithstanding such Change in Control Transaction, without imposing such requirement on, or otherwise changing such Holder's rights with respect to, any other Change in Control Transaction. For this purpose, any material modification of the terms of a Change in Control Transaction will be deemed to result in a new Change in Control Transaction. The term "deemed beneficially owned" as used in this Debenture shall exclude shares that might otherwise be deemed beneficially owned by reason of the convertibility of the Debentures. The Company shall provide all Holders with the earlier of (i) 20 days' prior written notice of any such Change in Control Transaction, to the extent the Company has prior knowledge of a Change in Control Transaction; or (ii) notice on the day immediately following the Company's learning of any such transaction, but only after, in the case of (i) and (ii), such Change in Control Transaction has been publicly disclosed.

                  (b) Each time (a "Covenant Time") the Holder makes a Triggering Acquisition (as defined below) of shares of Common Stock (the "Triggering Shares"), the Holder will be deemed to covenant that it will not, during the balance of the day on which such Triggering Acquisition occurs, and during the 61-day period beginning immediately after that day, acquire additional shares of Common Stock pursuant to rights-to-acquire existing at that Covenant Time, if the aggregate amount of such additional shares so acquired (without reducing that amount by any dispositions) would exceed (x) the Restricted Ownership Percentage of the number of shares of Common Stock outstanding at that Covenant Time (including the Triggering Shares) minus (y) the number of shares of Common Stock actually owned by the Holder at that Covenant Time (regardless of how or when acquired, and including the Triggering Shares). A "Triggering Acquisition" means the giving of a Conversion Notice or any other acquisition of Common Stock by the Holder or an aggregation party; provided, however, that with respect to the giving of such Conversion Notice, if the associated issuance of shares of Common Stock does not occur, such event shall cease to be a Triggering Acquisition and the related covenant under this paragraph shall terminate. At each Covenant Time, the holder shall be deemed to waive any right it would otherwise have to acquire Common Shares to the extent that such acquisition would violate any covenant given by the holder under this paragraph. Notwithstanding anything to the contrary, in the event of a conflict between any covenant given under this paragraph and any obligation of the Holder to convert this Debenture, the former shall supersede the latter, and the latter shall be reduced accordingly. For the avoidance of doubt:

                        (i) The covenant to be given pursuant to this paragraph will be given at every Covenant Time and shall be calculated based on the circumstances then in effect. The making of a covenant at one Covenant Time shall not terminate or modify any prior covenants.

                        (ii) The holder may therefore from time to time be subject to multiple such covenants, each one having been made at a different Covenant Time, and some possibly being more restrictive than others. The holder must comply with all such covenants then in effect.

                  (c) Under certain circumstances specified in Section 3.14 of the Purchase Agreement, certain Debentures that are the subject of a Conversion Notice must be converted for cash.

         15. OBLIGATIONS ABSOLUTE. No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest and default payments on, this Debenture at the time, place and rate, and in the manner, herein prescribed.

         16. WAIVERS OF DEMAND, ETC. The Company hereby expressly and irrevocably waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and will be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

         17. REPLACEMENT DEBENTURE. In the event that any Holder notifies the Company that its Debenture(s) have been lost, stolen or destroyed, replacement Debenture(s) identical in all respects to the original Debenture(s) (except for registration number and Outstanding Principal Amount, if different than that shown on the original Debenture(s)), shall be issued to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Debenture.

         18. PAYMENT OF EXPENSES; ISSUE TAXES. The Company agrees to pay all debts and expenses, including attorneys' fees, which may be incurred by the Holder in enforcing the provisions of this Debenture and/or collecting any amount due under this Debenture, the Purchase Agreement, any Warrant or the

Registration Rights Agreement. The Company shall pay any and all issue and other taxes (excluding any income, franchise or similar taxes) that maybe payable in respect of any issue or delivery of shares of Common Stock on conversion of any Debenture pursuant hereto.

         19. DEFAULTS. If one or more of the following described "Events of Default" shall occur:

                  (a) The Company shall default in the payment of (i) interest on this Debenture (subject to the Company's option to pay PIK Interest), and such default shall continue for five (5) business days after the due date thereof, or
                        (ii) the principal of this Debenture; or

                  (b) Any of the representations or warranties made by the Company herein, in the Purchase Agreement, the Registration Rights Agreement, any Warrant or in any certificate or financial or other statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Debenture or such other documents shall be false or misleading in any material respect at the time made; or

                  (c) The Company shall fail to materially perform or observe any covenant or agreement in the Purchase Agreement or the Registration Rights Agreement, or any other covenant, term, provision, condition, agreement or obligation of the Company under this Debenture and such failure shall continue uncured for a period of ten (10) business days after notice from the Holder of such failure; or

                  (d) The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (4) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

                  (e) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

                  (f) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within thirty (30) days thereafter; or

                  (g) The Company shall sell or otherwise transfer all or substantially all of its assets; or

                  (h) Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings, or relief under any bankruptcy law or any law for the relief of debt shall be instituted by or against the Company and, if instituted against the Company shall not be dismissed within thirty (30) days after such institution, or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit to any material allegations of, or default in answering a petition filed in any such proceeding; or

                  (i) The Company shall be in default of any of its indebtedness, and the holders thereof shall have accelerated such indebtedness; or

                  (j) The Company shall be in material default of any of its indebtedness that gives the holder thereof the right to accelerate such indebtedness; or

                  (k) A "going private" transaction under Rule 13e-3 promulgated pursuant to the Exchange Act shall have been announced; or

                  (l) A tender offer by the Company under Rule 13e-4 promulgated pursuant to the Exchange Act shall have been announced;

THEN, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider the Debenture immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law. In such event, the Debenture shall be redeemed at a redemption price per Debenture equal to 125% of the Outstanding Principal Amount of the Debenture, plus accrued but unpaid interest and default payments on the Debenture.

         20. SAVINGS CLAUSE. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby, and such provision shall remain effective in all other jurisdictions.

         21. ENTIRE AGREEMENT. This Debenture and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

         22. ASSIGNMENT, ETC. The Holder (but not the Company) may without notice, transfer or assign this Debenture or any interest herein and may mortgage, encumber or transfer any of its rights or interest in and to this Debenture or any part hereof and, without limitation, each assignee, transferee and mortgagee (which may include any affiliate of the Holder) shall have the right to transfer or assign its interest. Each such assignee, transferee and mortgagee shall have all of the rights of the Holder under this Debenture. The Company agrees that, subject to compliance with the Purchase Agreement, after receipt by the Company of written notice of assignment from the Holder or from the Holder's assignee, all principal, interest and other amounts which are then and thereafter become due under this Debenture shall be paid to such assignee at the place of payment designated in such notice. This Debenture shall be binding upon the Company and its successors and affiliates and shall inure to the benefit of the Holder and its successors and assigns.

         23. NO WAIVER. No failure on the part of the Holder to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

         24. CERTIFICATE FOR CONVERSION PRICE ADJUSTMENT. The Company shall, upon the written request at any time of any Holder of Debentures, furnish or cause to be furnished to such Holder a certificate prepared by the chief financial officer of Company setting forth any adjustments or readjustments of the Conversion Price pursuant to this Debenture.

         25. NOTICES. The Company shall distribute to the Holders of Debentures copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the Company, at such times and by such method as such documents are distributed to such holders of such Common Stock, but shall not directly or indirectly provide material non-public information to the Holder without such Holder's prior written consent.

         26. SPECIFIC ENFORCEMENT. The Company agrees that irreparable damage would occur in the event that any of the provisions of this Debenture were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Holders of Debentures shall be entitled to swift specific performance, injunctive relief or other equitable remedies to prevent or cure breaches of the provisions of this Debenture and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled under agreement, at law or in equity.

         27. MISCELLANEOUS. Unless otherwise provided herein, any notice or other communication to a party hereunder shall be sufficiently given if in writing and personally delivered, facsimiled or mailed to said party by certified mail, return receipt requested, at its address set forth herein or such other address as either may designate for itself in such notice to the other and communications shall be deemed to have been received when delivered personally or, if sent by mail or facsimile, then when actually received by the party to whom it is addressed. Whenever the sense of this Debenture requires, words in the singular shall be deemed to include the plural and words in the plural shall be deemed to include the singular. Paragraph headings are for convenience only and shall not affect the meaning of this document.

         28. GOVERNING LAW; CONSENT TO JURISDICTION. This Debenture shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts to be executed and performed entirely within such state. The Company (i) hereby irrevocably submits to the exclusive jurisdiction of the state and federal court located in New York County, New York for the purposes of any suit, action or proceeding arising out of or related to this Debenture and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. The Company consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party as provided herein and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this paragraph shall affect or limit any right to serve process in any other manner permitted by law.

                             SIGNATURE PAGE FOLLOWS

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

                                       U.S. PLASTIC LUMBER CORPORATION

                                       By: /s/ Bruce C. Rosetto
                                          -------------------------------------
                                             Name:  Bruce C. Rosetto
                                              Title:  Vice President and
                                                      General Counsel


                  SIGNATURE PAGE TO 5% CONVERTIBLE DEBENTURE OF
                        U.S. PLASTIC LUMBER CORPORATION

                                    EXHIBIT 1

                      (To be Executed by Registered Holder
                         in order to Convert Debenture)

                                CONVERSION NOTICE
                                       FOR
                  5% CONVERTIBLE DEBENTURE DUE February 2, 2005

The undersigned, as Holder of the 5% Convertible Debenture Due February 2, 2005 of U.S. PLASTIC LUMBER Corporation (the "Company"), in the outstanding principal amount of U.S.$7,500,000 (the "Debenture"), hereby irrevocably elects to convert that portion of the outstanding principal amount of the Debenture shown on the next page into shares of Common Stock, $0.0001 par value per share (the "Common Stock"), of the Company according to the conditions of the Debenture, as of the date written below. The undersigned hereby requests that share certificates for the Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Conversion Information:             NAME OF HOLDER:____________________________

                                    By:________________________________________
                                        Print Name:
                                        Print Title:

                                    Print Address of Holder:

                                     __________________________________________

                                     __________________________________________


                                     Issue Common Stock to: ___________________

                                     at:_______________________________________

                                     Electronically transmit and credit
Common Stock to:                      ________________  at: __________________

                                     __________________________________________
                                     Date of Conversion


                                     __________________________________________
                                     Applicable Conversion Rate


                THE COMPUTATION OF THE NUMBER OF COMMON SHARES TO
                  BE RECEIVED IS SET FORTH ON THE ATTACHED PAGE

PAGE 2 TO CONVERSION NOTICE FOR: ______________________________________________
                                         (NAME OF HOLDER)

              COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

A.       Outstanding Principal Amount converted:                                                       $
B.       Accrued, unpaid interest on Outstanding Principal Amount converted:                           $
C.       Default payments due Holder on Outstanding Principal Amount converted:                        $

                                                                                                       -----------------
TOTAL DOLLAR AMOUNT CONVERTED (TOTAL OF A + B + C)                                                     $

                                                                                                       =================




EXCHANGE PRICE                                                                                         $

Number of Shares of Common Stock   =    TOTAL DOLLAR AMOUNT CONVERTED                                  $
=                                                                                                      $
                                        Conversion Price

NUMBER OF SHARES OF COMMON STOCK   =   ______________________________________

If the conversion is not being settled by DTC, please issue and deliver _____ certificate(s) for shares of Common Stock in the following amount(s):

_______________________________________________________________________________


_______________________________________________________________________________

_______________________________________________________________________________


_______________________________________________________________________________



Please issue and deliver _____ new Debenture(s) in the following amounts:


_______________________________________________________________________________


_______________________________________________________________________________


_______________________________________________________________________________


_______________________________________________________________________________

                                    EXHIBIT 2

                                  PIK STATEMENT

Date:______________

To: [NAME OF HOLDER OF DEBENTURE] ("Holder")

RE: 5% CONVERTIBLE DEBENTURE DUE FEBRUARY 2, 2005 ("DEBENTURE") OF U.S. PLASTIC LUMBER CORPORATION (THE "COMPANY"), IN THE FACE PRINCIPAL AMOUNT OF US$7,500,000.

                  In lieu of paying interest on the above-referenced Debenture in coin or currency, the Company hereby elects to pay interest on the Debenture, for the Interest Payment Date indicated below, by having the amount of such interest added to the Outstanding Principal Amount due under the Debenture. The Company hereby certifies to the Holder, its successors and assigns that the Outstanding Principal Amount due under the Debenture after delivery of this PIK Statement equals the amount indicated below. Capitalized terms used in this PIK Statement and not otherwise defined shall have the meaning ascribed thereto in the Debenture.

         Interest Payment Date:                                  _____________

         Outstanding Principal Amount prior

         to issuance of this PIK Statement:                   US$_____________

         PIK Interest:                                        US$_____________

         Outstanding Principal Amount after

         issuance of this PIK Statement:                      US$_____________

                  IN WITNESS WHEREOF, this PIK Statement has been duly executed and delivered on the date first written above.

                                                U.S. PLASTIC LUMBER CORPORATION

                                                By: ___________________________
                                                     Name:
                                                     Title: